Exhibit 99.1

Acadia Realty Trust Reports Second Quarter 2008 Operating Results

NEW YORK--(BUSINESS WIRE)--Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust (“REIT”), today reported operating results for the quarter ended June 30, 2008. All per share amounts discussed below are on a fully diluted basis.

Second Quarter 2008 Highlights

Earnings – 2008 second quarter FFO of $0.41 and EPS of $0.30

  Funds from operations (“FFO”) per share of $0.41 for the second quarter 2008 compared to $0.26 for second quarter 2007 and FFO of $0.79 for the six months ended June 30, 2008 compared to $0.62 for the six months ended June 30, 2007, as adjusted
  Earnings per share (“EPS”) from continuing operations for second quarter 2008 of $0.30 compared to $0.07 for second quarter 2007 and EPS of $0.53 for the six months ended June 30, 2008 compared to $0.16 for the six months ended June 30, 2007

Core portfolio remains solid

  Same store net operating income increased 1.0% and 3.9% for the quarter and six months ended June 30, 2008 compared to same periods in 2007, respectively
  June 30, 2008 occupancy at 93.9% versus 94.1% at March 31, 2008

Additional investments

  Completed preferred equity investment in Georgetown, Washington D.C. portfolio for $40 million and, subsequent to June 30, 2008, a mezzanine financing investment in New York City project for $34 million

Progress on Urban Development Program

  Entered into agreement with Target Corporation to anchor CityPoint in Downtown Brooklyn, New York
  Entered into lease termination agreement with Home Depot at Canarsie, Brooklyn project
  Subsequent to June 30, 2008, executed a conditional agreement to replace Home Depot as the anchor tenant and terminate its lease at Fund II’s Pelham, New York redevelopment project

Three and six months ended June 30, 2008 Operating Results

For the quarter ended June 30, 2008, FFO was $13.9 million, or $0.41 per share, compared to $8.8 million, or $0.26 per share for the quarter ended June 30, 2007. For the six months ended June 30, 2008, FFO was $26.8 million, or $0.79 per share, compared to $20.9 million, or $0.62 per share for the six months ended June 30, 2007. FFO for 2007, as previously disclosed, was adjusted to include the extraordinary gain from the Company’s RCP Venture investments as discussed in Note 4 to the Financial Highlights included herein.

EPS and EPS from continuing operations for the second quarter 2008 were $0.54 and $0.30, respectively, compared to $0.09 and $0.07 for the second quarter 2007, respectively. For the six months ended June 30, 2008, EPS and EPS from continuing operations were $0.81 and $0.53, respectively, compared to $0.30 and $0.16 for the six months ended June 30, 2007.

The following are the key factors in comparing EPS for the second quarter 2008 with the second quarter 2007:

  The $0.23 increase in EPS from continuing operations for 2008 resulted primarily from lease termination income, net of minority interests’ share, of $0.14, promote income of $0.04 from Fund I capital transactions and additional transactional fee income earned from the opportunity funds that the Company invests in and manages (the “Funds”) of $0.05. The transactional fees earned from the Funds are eliminated in consolidation, and recognized through a reduction in minority interest expense. These increases were partially offset by $0.02 of additional general and administrative expense in 2008.
  Income from discontinued operations increased $0.22 primarily as a result of the gain recognized from the sale of the Village Apartments during 2008.

The key factors in comparing EPS for the six months ended June 30, 2008 with the six months ended June 30, 2007 are as follows:

  The $0.37 increase in EPS from continuing operations for 2008 resulted primarily from the factors discussed above as well as $0.07 of additional income related to the Company’s investment in Mervyns and additional transactional fees of $0.11 earned in 2008 from the Funds, partially offset by additional general and administrative expense of $0.04 for 2008.
  Income from extraordinary item for 2007 of $0.09 was related to the Company’s investment in Albertson’s through its RCP Venture.

Retail Portfolio Performance Remains Solid

During April of 2008, the Company completed the sale of its last remaining residential complex, the Village Apartments, located in Winston-Salem, North Carolina for $23.3 million.

For the quarter ended June 30, 2008, same store net operating income (“NOI”) for the core portfolio increased 1.0% from second quarter 2007. For the six months ended June 30, 2008, same store NOI for the core portfolio increased 3.9%.

Acadia’s core portfolio occupancy, including the Company’s pro-rata share of its joint venture properties, but excluding the Funds, was 93.9% as of June 30, 2008. This represents a decrease of 20 basis points from 94.1% occupancy at March 31, 2008 and an increase of 60 basis points from June 30, 2007 occupancy of 93.3%.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 93.7% as of June 30, 2008. This represents a decrease of 20 basis points from 93.9% occupancy at March 31, 2008 and an increase of 60 basis points from June 30, 2007 occupancy of 93.1%.

During the second quarter of 2008, the Company realized an average rent increase of 10.3% in its core portfolio on new and renewal leases totaling 39,000 square feet representing 0.7% of the core portfolio’s gross leasable area. Including the effect of the straight-lining of rents, the Company realized average rent increases of 24.5% on new and renewal leases with respect to its core portfolio.

Additional Opportunistic Investments

Georgetown Preferred Equity Investment

During the second quarter, the Company provided a $40 million preferred equity investment in a portfolio of 18 properties located primarily in Georgetown, Washington D.C. The portfolio consists of 306,000 square feet of principally retail space and includes top-tier retailers such as BCBG, Diesel, Sephora, Puma, Pottery Barn, and Club Monaco. The term of this investment, which provides for a 13% preferred return, is for two years.

The Company made this investment into properties owned and managed by Eastbanc, a dominant Georgetown developer which has acquired, owned or managed 60 buildings in Georgetown over the past 10 years. Eastbanc has successfully assembled the largest concentrated collection of urban retail in the marketplace, and remains the largest non-mall landlord in Georgetown.

New York City Mezzanine Investment

Subsequent to June 30, 2008, Acadia made a $34 million mezzanine loan, which is collateralized by a mixed-use retail and residential development at 72nd Street and Broadway on the Upper West Side of Manhattan. Upon completion, this project is expected to include approximately 50,000 square feet of retail on three levels and 196 high-end residential rental apartments. The term of the loan is for a period of three years, and the effective annual return is in excess of 20%.

The development is being led by the Gotham Organization, a nationally recognized leader in the construction and development of urban commercial and retail centers, luxury residential high-rise buildings, hotels, and health care and educational facilities.

External Growth Initiatives

Fund II

CityPoint, Downtown Brooklyn, New York

During the quarter, Fund II entered into an agreement with Target Corporation to anchor the retail component of CityPoint located in Downtown Brooklyn, New York. Target has agreed to occupy approximately 200,000 square feet of the 475,000 square foot retail component of the redevelopment project.

Canarsie, Brooklyn, New York

During the second quarter, Fund II entered into an agreement with Home Depot to terminate its lease at the Fund’s redevelopment property located in Canarsie, Brooklyn in exchange for a payment by Home Depot of $24.5 million. Acadia’s share of this lease termination income, net of minority interests’ shares, was approximately $4.5 million. Home Depot’s lease represented approximately 40% of the gross leasable area of this redevelopment project, which was originally acquired for approximately $26 million. The development plan for this property includes the demolition of a portion of the warehouse and the construction of a 320,000 square foot mixed-use project consisting of retail, office and self-storage.

Pelham Manor, Westchester, New York

Subsequent to June 30, 2008, Fund II entered into an agreement with Home Depot to replace it as the anchor tenant and terminate its lease at Fund II’s redevelopment project located in Pelham Manor, New York. The agreement is contingent upon the execution of a lease with a replacement anchor tenant and is subject to various approvals. Fund II is in the final stages of negotiating a replacement anchor lease agreement, and in the event the conditions are not met, Home Depot is obligated to proceed under the terms of its lease.

Fund III

Fund III was launched in 2007 with $503 million of committed capital, which is expected to enable the Fund to acquire or develop approximately $1.5 billion of assets on a leveraged basis. To date, Fund III has invested approximately $100 million in three projects: 125 Main Street in Westport, CT, Station Plaza in Sheepshead Bay (Brooklyn), NY and the 11 property Storage Post Portfolio. There were no new investments made during the second quarter.

Fund I

During April of 2008 Fund I completed the sale of Haygood Shopping Center, located in Virginia Beach, Virginia for $24.9 million.

RCP Venture

Mervyns

In connection with its Retailer Controlled Property (“RCP”) Venture, in September 2004, Acadia Mervyns Investors I, LLC (“Mervyns I”) and Acadia Mervyns Investors II, LLC (“Mervyns II”) participated in the acquisition of the Mervyns Department Store chain consisting of 262 stores (“REALCO”) and its retail operation (“OPCO”) from Target Corporation for a total price of $1.2 billion. Mervyns I and II invested $23.2 million for approximately a 5.2% interest in REALCO and a 2.5% interest in OPCO, equally split between Mervyns I and II.

To date, through a series of transactions, REALCO has disposed of a significant portion of the portfolio. Furthermore, during November 2007, Mervyns I and II sold their interests in OPCO and, as a result, have no further direct OPCO exposure. As a result of these transactions, Mervyns I and II have received an equity multiple of approximately 2.0 on their original investment to date.

Albertsons

During the quarter, Albertsons announced the sale of 49 stores located throughout Florida to Publix Supermarkets, Inc. This transaction is expected to close in September 2008.

Strong Balance Sheet

Acadia continues to maintain a solid financial position at June 30, 2008 as evidenced by the following:

  Fixed-charge coverage ratio of 3.8 to 1 for the second quarter 2008
  Debt to total market capitalization of 38%
  Dividend payout ratio of 51% of FFO for the second quarter 2008
  100% of the Company’s core portfolio debt is fixed-rate. Including the Company’s pro-rata share of Fund debt, 91% is fixed-rate

Outlook - Earnings Guidance for 2008

On a fully diluted basis, the Company had previously forecasted that its 2008 annual FFO would range from $1.25 to $1.35 per share and 2008 earnings per share will range from $0.66 to $0.76.

The Company currently anticipates that it will achieve 2008 annual FFO in the upper end of this range, or $1.30 to $1.35. EPS is currently projected to range from $0.90 to $1.00. The increase in forecasted EPS is due primarily to $0.22 of gain on sale recognized during the quarter ended June 30, 2008.

Management Comments

“We are quite pleased with our second quarter results,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Notwithstanding a challenging credit market and weakening economy, the high barrier-to-entry and supply constrained profile of our core portfolio has enabled its performance to remain solid. Additionally, with a healthy balance sheet and discretionary equity funds, we are well positioned to continue to successfully execute our business plan and capitalize on the opportunities that are beginning to materialize.”

Investor Conference Call

Management will conduct a conference call on Thursday, July 31, 2008 at 12:00 ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-866-800-8649 (internationally 617-614-2703). The passcode is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 99124765. The phone replay will be available through Thursday, August 7, 2008.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release, including statements relating to our future operating results, may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future earnings, estimates regarding the timing of completion of, and costs relating to, our real estate redevelopment projects. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 29, 2008 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the Company’s reliance on revenues derived from major tenants; (ii) the Company’s limited control over joint venture investments; (iii) the Company’s partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company’s growth strategy; (ix) the Company’s status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2008 and 2007 (dollars in thousands, except per share data)

	For the quarters ended		For the six months ended
	June 30,		June 30,
Revenues	2008	2007	2008	2007
Minimum rents	$20,658	$15,546	$38,254	$30,977
Percentage rents	21	108	182	204
Expense reimbursements	3,134	2,420	7,136	5,309
Lease termination income	24,500	--	24,500	--
Other property income	930	117	1,218	241
Management fee income	397	737	2,426	1,812
Interest income	1,881	2,222	4,677	5,076
Other	--	--	--	165
Total revenues	51,521	21,150	78,393	43,784

Operating expenses
Property operating	5,001	2,361	9,134	5,907
Real estate taxes	2,927	2,141	5,471	4,123
General and administrative	6,344	5,542	12,733	10,990
Depreciation and amortization	7,386	5,971	13,904	11,605
Total operating expenses	21,658	16,015	41,242	32,625
Operating income	29,863	5,135	37,151	11,159
Equity in earnings of unconsolidated affiliates	4,469	3,583	17,704	3,713
Interest expense	(6,804)	(5,385)	(12,892)	(10,992)
Minority interest	(17,150)	(580)	(22,335)	1,729
Income from continuing operations before income taxes	10,378	2,753	19,628	5,609
Income taxes	(343)	(391)	(2,200)	(435)
Income from continuing operations	10,035	2,362	17,428	5,174

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2008 and 2007 (dollars in thousands, except per share data)

	For the quarters ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Discontinued operations:
Operating income from discontinued operations	851	685	2,228	1,730
Gain on sale of property	7,182	--	7,182	--
Minority interest	(157)	(13)	(184)	(34)
Income from discontinued operations	7,876	672	9,226	1,696
Net income before extraordinary item	17,911	3,034	26,654	6,870

Extraordinary item:
Share of extraordinary gain from investment in unconsolidated affiliate	--	--	--	23,690
Minority interest	--	--	--	(18,959)
Income taxes	--	--	--	(1,848)
Income from extraordinary item	--	--	--	2,883
Net income	$17,911	$3,034	$26,654	$9,753

Net income per Common Share – Basic
Net income per Common Share – Continuing operations	$0.31	$0.07	$0.54	$0.16
Net income per Common Share – Discontinued operations	0.24	0.02	0.28	0.05
Net income per Common Share – Extraordinary item	--	--	--	0.09
Net income per Common Share	$0.55	$0.09	$0.82	$0.30
Weighted average Common Shares	32,519	32,339	32,490	32,247

Net income per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.30	$0.07	$0.53	$0.16
Net income per Common Share – Discontinued operations	0.24	0.02	0.28	0.05
Net income per Common Share – Extraordinary item	--	--	--	0.09
Net income per Common Share	$0.54	$0.09	$0.81	$0.30
Weighted average Common Shares	33,089	32,933	33,023	32,975

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2008 and 2007 (dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS [3]

	For the quarters ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$17,911	$3,034	$26,654	$9,753

Depreciation of real estate and amortization of leasing costs (net of minority interests' share):
Consolidated affiliates	2,970	5,158	6,536	9,955
Unconsolidated affiliates	384	513	884	988
Gain on sale (net of minority interests' share):
Consolidated affiliates	(7,182)	--	(7,182)	--
Unconsolidated affiliates	(588)	--	(588)	--

Income attributable to minority interest in Operating Partnership	362	84	441	228

Distributions – Preferred OP Units	5	5	10	13

Extraordinary item (net of minority interests' share and income taxes)	--	--	--	(2,883)
Funds from operations	13,862	8,794	26,755	18,054
Add back: Extraordinary item, net [4]	--	--	--	2,883
Funds from operations, adjusted for extraordinary item	$13,862	$8,794	$26,755	$20,937
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [5]	33,737	33,601	33,670	33,643
Funds from operations, adjusted, per share	$0.41	$0.26	$0.79	$0.62

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2008 and 2007 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”)[3]

	For the quarters ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating income	$29,863	$5,135	$37,151	$11,159

Add back:
General and administrative	6,344	5,542	12,733	10,990
Depreciation and amortization	7,386	5,971	13,904	11,605

Less:
Management fee income	(397)	(737)	(2,426)	(1,812)
Interest income	(1,881)	(2,222)	(4,677)	(5,076)
Lease termination income	(24,500)	--	(24,500)	--

Straight line rent and other adjustments	(1,447)	1,183	(979)	1,385

Consolidated NOI	15,368	14,872	31,206	28,251

Minority interest in NOI	(2,331)	(937)	(3,746)	(1,371)
Pro-rata share of NOI	$13,037	$13,935	$27,460	$26,880
SELECTED BALANCE SHEET INFORMATION
	As of
	June 30, 2008	December 31, 2007

Cash and cash equivalents	$30,278	$123,343
Rental property, at cost	1,021,857	794,287
Total assets	1,234,104	999,012
Notes payable	678,836	517,903
Total liabilities	744,284	587,165

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 The extraordinary item represents the Company’s share of estimated extraordinary gain related to its investment in Albertson’s. The Albertson’s entity has recorded an extraordinary gain in connection with the allocation of purchase price to assets acquired. The Company considers this as an investment in an operating business as opposed to real estate. Accordingly, all gains and losses from this investment are included in FFO which management believes provide a more accurate reflection of the operating performance of the Company.

5 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 648 and 642 OP Units into Common Shares for the quarters ended June 30, 2008 and 2007, respectively, and 646 and 642 OP Units into Common Shares for the six months ended June 30, 2008 and 2007, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 and 38 Common Shares for the quarters ended June 30, 2008 and 2007, respectively, and the conversion of Preferred OP Units into 25 and 108 Common Shares for the six months ended June 30, 2008 and 2007, respectively.

CONTACT:
Acadia Realty Trust
Media Relations
Debra Miley, 914-288-8100